Exhibit 99.1

bluebird bio and Celgene Corporation Enter into Agreement to Co-Develop and Co-Promote Anti-BCMA CAR T Cell Therapy bb2121 in the United States

-	bluebird and Celgene will share 50% of U.S. costs and profits -
-	bluebird to receive milestones and royalties on ex-U.S. sales –

Cambridge, MA and Summit, NJ, March 28, 2018 – bluebird bio, Inc. (Nasdaq: BLUE) and Celgene Corporation (Nasdaq: CELG) today announced that the companies have entered into an agreement to co-develop and co-promote bb2121, an investigational anti-B-cell maturation antigen (BCMA) chimeric antigen receptor (CAR) T cell therapy for the potential treatment of patients with relapsed/refractory multiple myeloma in the United States.

“Entering into this co-development and co-promotion partnership with Celgene is a significant step forward in building a fully integrated oncology franchise for bluebird and together, we are committed to rapidly advancing development of bb2121 for patients,” said Joanne Smith-Farrell, Ph.D., oncology franchise leader and senior vice president, corporate development and strategy, bluebird bio. “The collaboration builds upon our extensive research and development capabilities in oncology and is a testament to the strong partnership that exists between our two companies.”

The companies originally entered into a broad, global strategic research collaboration in 2013 to discover, develop and commercialize novel therapies in oncology, which included bb2121.

“We are extremely pleased to advance our collaboration with bluebird on bb2121 and we believe this therapy has the potential to create significant impact on the treatment approach and outcomes for patients with multiple myeloma,” said Nadim Ahmed, President, Hematology and Oncology for Celgene.

About the bluebird bio-Celgene Collaboration

bluebird bio and Celgene are collaborating to develop CAR T cell therapies targeting BCMA. The collaboration’s lead oncology program, bb2121, is currently being studied for the treatment of relapsed and refractory multiple myeloma. For bb2121, bluebird and Celgene have joint responsibility for development, manufacturing and commercialization in the United States. Celgene will assume sole responsibility for drug product manufacturing and commercialization outside the United States.

bluebird bio and Celgene are also working together to develop a second clinical-stage anti-BCMA CAR T program, bb21217.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio's gene therapy clinical programs include its Lenti-D™ product candidate for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® product candidate for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio's oncology pipeline is built upon the company's leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio's lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company's pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and Zug, Switzerland.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of, and plans relating to the collaboration between bluebird bio and Celgene; the potential of bb2121 as a therapeutic drug; and the benefit of each company’s strategic plans and focus. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would,” “could,” “potential,” “possible,” “hope” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the preliminary results from our clinical trials of bb2121 will not continue or be repeated in  ongoing or planned clinical trials of bb2121, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of the bb2121 or bb21217 product candidates, risks that the current or planned clinical trials of the bb2121 product candidate will be insufficient to support regulatory submissions or marketing approval in the United States, European Union or other countries, the risk that our collaboration with Celgene will not continue or will not be successful, and the risk that the bb2121 product candidate will not be successfully  commercialized. These and other risks are described in greater detail under the caption "Risk Factors" included in each company’s public filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and neither company has any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Hyperlinks are provided as a convenience and for informational purposes only. Neither Celgene nor bluebird bio bears responsibility for the security or content of external websites or websites outside of their respective control.

Contact:

For bluebird bio

Media

Stephanie Fagan, 201-572-9581

sfagan@bluebirdbio.com

or

Investors

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com

For Celgene:

Investors:

908-673-9628

ir@celgene.com

Media:

908-673-2275

media@celgene.com